EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE

The following is an agreement between Jill M. Albrinck (“Ms. Albrinck”) and Chiquita Brands International, Inc. (the “Company”) regarding Ms. Albrinck’s cessation of employment with the Company.

In consideration of the mutual promises contained in this Agreement, the Company and Ms. Albrinck agree as follows:

1. Ms. Albrinck’s last day of employment with the Company will be August 31, 2004 (the “Separation Date”).

2. The Company will pay Ms. Albrinck all salary due through her Separation Date and will also pay her a lump sum payment of earned and accrued, banked and/or carryover vacation pay due under the Company’s vacation policy, payable at the rate of Ms. Albrinck’s current base salary, less appropriate tax withholdings and deductions. At August 31, 2004, the gross amount of such vacation pay was $40,961.55, which represents 35.5 days.

3. Separation Benefits. Provided Ms. Albrinck fulfills her obligations hereunder, the Company will provide the following separation benefits to Ms. Albrinck:

(a) Separation Pay. The Company will pay Ms. Albrinck a lump sum payment of $300,000 (“Separation Pay”) which represents fifty-two (52) weeks (the “Separation Payment Period”) of Ms. Albrinck’s current base salary, less appropriate tax withholdings and deductions. Payment will be made on the first payday of the payroll processing cycle immediately following either Ms. Albrinck’s Separation Date or the effective date of this Agreement after Ms. Albrinck’s acceptance of it, whichever is later.

(b) Medical Benefits. Ms. Albrinck will retain any medical and/or dental coverage in which she is enrolled through the last day of the month in which the Separation Date occurs. Ms. Albrinck may extend the ChiquitaFlex medical and dental benefits in which she is enrolled as of the Separation Date by electing coverage under COBRA for up to eighteen (18) months. The Company will pay the full premium for up to twelve (12) months of COBRA coverage. For the balance of the COBRA period, Ms. Albrinck will be responsible for paying the full premium for COBRA coverage. All other benefits in which Ms. Albrinck is enrolled or eligible as of the Separation Date will cease as of the Separation Date.

(c) Outplacement Service. The Company will provide Ms. Albrinck with twelve (12) months of Senior Executive outplacement service through either Right Management Consultants or Drake Beam and Morin. The outplacement service will be forfeited by Ms. Albrinck if she does not initiate outplacement services within three (3) months following her Separation Date or the effective date of this Agreement, whichever is later.

(d) Stock Options. Ms. Albrinck currently has options to purchase 150,000 shares of Company stock, 50% of which are vested as of the Separation Date. The Company will accelerate the vesting of an additional 25%, or 37,500 shares, as of the Separation Date. Ms. Albrinck will have twelve (12) months after the Separation Date in which to exercise all vested stock options.

(e) Long Term Incentive Plan. The Company will vest as of the Separation Date that portion of the 7,846 restricted shares granted under the Long Term Incentive Plan on February 20, 2004 equal to 7,846 multiplied by a fraction in which the numerator is the number of months or partial months that Ms. Albrinck worked in 2004 and the denominator is 12. Such shares will be delivered within thirty (30) days of the Separation Date.

(f) Attorney Fees. Ms. Albrinck will be entitled to attorney fees up to a maximum of $5,000.

(g) Computer. Ms. Albrinck will be entitled to retain the Dell laptop computer as her personal property with all company licensed programs removed from the computer.

4. Indemnification. The Company shall indemnify and defend Ms. Albrinck from and against all claims and causes of action which arose prior to the Separation Date asserted against Ms. Albrinck by third parties by reason of her actions or omissions as an Executive Officer of the Company to the extent permitted by law, the Company’s Certificate of Incorporation or Bylaws. The Company affirms that it will not cancel any coverage for Ms. Albrinck that exists under any director and officer liability insurance policy maintained by the Company and will not discriminate against Ms. Albrinck vis-à-vis other officers and former officers in any purchase or renewal of any such policy or any purchase of an extended reporting period under a policy that is not renewed.

5. Ms. Albrinck’s Post-Separation Obligations. In consideration of the payments and benefits provided in Section 3 above, Ms. Albrinck will:

(a) transfer her responsibilities in an appropriate manner and take such actions as are necessary to assure a smooth transition;

(b) not represent or bind the Company or enter into any agreement on behalf of the Company at any time after the Separation Date;

(c) return to the Company on her Separation Date Company credit card(s), Blackberry, cell phone, identification card and office keys;

(d) return to the Company not later than five (5) days after the Separation Date all other Company property and materials, including but not limited to all files, books, documents, records and memoranda, and repay all outstanding cash advances. Ms. Albrinck will also file a final expense report within a reasonable period of time after the Separation Date, if she has any unreimbursed expenses;

(e) not use or disclose, directly or indirectly, to anyone not connected with the Company any confidential, commercial or financial information, or trade or business secrets obtained during the term of employment, or make copies of any memoranda, books, records, customer lists, price lists or other documents (whether on computer or not) for use outside the Company, except as specifically authorized in writing by an officer of the Company, or as may be required by applicable law;

(f) fully cooperate and assist the Company with any litigation matters or agency proceedings for which her testimony or cooperation is requested, provided that she is compensated for any reasonable and necessary expenses incurred or actual income lost as a result of her cooperation and assistance;

(g) sign all necessary resignations from the Boards of Directors and/or officer positions of the Company and its subsidiaries;

(h) for a period extending until twelve (12) months after the Separation Date, not directly or indirectly solicit or attempt to solicit any officer or management-level employee to leave the employ of the Company;

(i) not directly or indirectly interfere with or disrupt any relationship, contractual or otherwise, between the Company and its customers, suppliers, distributors or other similar parties or contact any customer for the purpose of influencing the directing or transferring of any business or patronage away from the Company.

(j) not directly or indirectly engage or hold an interest in any company listed in Exhibit A or any subsidiary or affiliate of such business (the “Competing Businesses”), or directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) ), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in, any business conducted by a Competing Business, for a period of twenty-four (24) months following the Separation Date.

6. Remedies. Ms. Albrinck expressly acknowledges that the restrictive covenants set forth in this Agreement, including, without limitation, the duration, the business scope and the geographic scope of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company. Ms. Albrinck further acknowledges that the remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive or any other appropriate form of equitable relief.

7. Confidentiality. Ms. Albrinck understands that the Company intends to file this Agreement as an exhibit to a periodic filing with the Securities and Exchange Commission and to disclose it in its annual meeting proxy statement. Until such filing or disclosure is made, Ms. Albrinck will hold in confidence, and will not disclose to anyone, any of the terms of separation other than immediate family members and advisors, except as required by law. Ms. Albrinck shall not make any direct or indirect public derogatory remarks concerning the Company or any of its officers, directors, employees or shareholders, and the Company, its directors and officers and its employees shall not make any direct or indirect public derogatory remarks concerning Ms. Albrinck. Neither party shall initiate any contact with the press or any other media.

8. General Release. In exchange for the payments and benefits identified in this Agreement, which Ms. Albrinck acknowledges are in addition to anything of value to which she is already entitled, Ms. Albrinck hereby releases, settles and forever discharges the Company, its parent, subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with the Company, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Ms. Albrinck ever had or may now have against the Company or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Ms. Albrinck’s employment with the Company and the termination of that employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all federal, state and local laws, except that this release shall not affect any rights of Ms. Albrinck for benefits payable under any Social Security, Worker’s Compensation or Unemployment laws or rights arising out of any breach of this Agreement by the Company.

9. Waiver and Release Under ADEA and OWBPA. Ms. Albrinck further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”). Ms. Albrinck acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which she understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that she does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that she waives rights or claims under the Act in exchange for consideration in addition to anything of value to which she is already entitled; and (e) that she is hereby advised in writing to consult with an attorney prior to executing this Agreement.

10. It is understood and agreed that for purposes of this Agreement the term “Company” as used herein shall include not only Chiquita Brands International, Inc., but also all of its direct or indirect subsidiaries or affiliated companies, and all officers, directors, and employees of any of the foregoing.

11. This Agreement shall bind Ms. Albrinck’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns.

12. This Agreement shall not be construed as an admission by the Company of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the Company specifically disclaims any wrongdoing whatsoever against Ms. Albrinck on the part of itself, its employees, representatives or agents.

13. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Ms. Albrinck, her beneficiaries or legal representatives, without the prior written consent of an officer of the Company.

14. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements or understandings between the parties. The terms of this Agreement may not be modified other than in a writing signed by the parties.

15. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio. The parties agree that any action relating in any manner to this Agreement or to Ms. Albrinck’s relationship with the Company must be pursued in federal or state court located in Hamilton County, Ohio, and the parties specifically consent and submit to the jurisdiction of the courts in Hamilton County, Ohio.

16. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.

17. Ms. Albrinck acknowledges that she understands that she has twenty-one (21) days after receipt of this Agreement to decide whether to accept it and that she may revoke any acceptance of this Agreement within seven (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired.

TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS HEREOF, the Company hereby offers this Agreement to Ms. Albrinck on this 31 day of August, 2004.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Barry Morris
Barry Morris
Vice President
Human Resources

ACCEPTANCE

I hereby agree to the terms of this Agreement and acknowledge my acceptance of it this 17th day of September, 2004.

WITNESS:

/s/ K. Krumpack	/s/ Jill M. Albrinck
Jill M. Albrinck